EXHIBIT 99


                        THERMEDICS ANNOUNCES CONVERTIBLE
                         SUBORDINATED DEBENTURE OFFERING

        WOBURN, Mass., May 24, 1996 -- Thermedics Inc. (ASE-TMD) announced today that it has entered into an agreement to sell at par $55 million of noninterest-bearing subordinated debentures due 2003. The debentures will be convertible into shares of common stock at a price of $32.68. The company has also granted to the managers of the offering an over-allotment option to purchase an additional $10 million principal amount of debentures. These securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.


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